EXHIBIT 10(hh)


        DEFERRED RESTRICTED STOCK UNIT AGREEMENT

   THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant (as defined in paragraph 1) and Hasbro, Inc. (the "Company");

                  WITNESSETH THAT:

   WHEREAS, the Company maintains the Employee Non-
Qualified Stock Plan (the "Plan"), a copy of which is annexed hereto as Exhibit A and the provisions of which are incorporated herein as if set forth in full, and the Participant has been selected by the Compensation and Stock
Option Committee of the Board of Directors of the Company
(the "Committee"), which administers the Plan, to receive an award of deferred restricted stock units under the Plan;

   NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

A.      The "Participant" is  NAME.

B.      The "Grant Date" is DATE.

C. The "Vesting Period" is the period beginning on the Grant Date and ending on DATE.*

D.      The number of deferred restricted stock units
("Stock Units") awarded under this Agreement shall be
          Stock Units. Stock Units are fictional shares of the Company's common stock, par value $.50 per share
("Common Stock") granted under this Agreement and subject to the terms of this Agreement and the Plan.

E. For record-keeping purposes only, the Company shall maintain an account (a "Stock Unit Account") for the Participant where Stock Units shall be accumulated and accounted for. Without limiting the provisions of Section
6 of the Plan, in the event the Company pays a stock dividend or reclassifies or divides or combines its outstanding Common Stock then an appropriate adjustment

* Vesting period is generally three years

shall be made in the hypothetical number of shares of.Common
Stock held in the Stock Unit Account.  The Stock Unit
Account will reflect fictional fractional shares of Common
Stock to the nearest hundredth of a share.

Other terms used in this Agreement are defined pursuant to paragraph 8 or elsewhere in this Agreement.

2. Award. The Participant is hereby granted the number of Stock Units set forth in paragraph 1.

3. No Dividends and No Voting Rights. The Participant shall not be entitled to any dividends or voting rights with respect to the Stock Units or Stock Unit Account.

4.      Vesting and Forfeiture of Units.  If the
Participant's Date of Termination (as defined below) does not occur during the Vesting Period, then, at the end of the Vesting Period, the Participant shall become vested in the Stock Units and the Stock Unit Account. The
Participant shall become vested in the Stock Units and the Stock Unit Account, prior to the end of the Vesting Period, as follows:

A.      The Participant shall become vested in the Stock
Units and the Stock Unit Account as of the Participant's
Date of Termination prior to the expiration of the Vesting
Period, if the Participant's Date of Termination occurs by reason of (i) the Participant's retirement at his or her normal Retirement Date (as defined below), (ii) the Participant's retirement at an Early Retirement Date (as defined below), subject to the discretion of the Committee based, among other things, upon the execution by the Participant of a "covenant not to compete" in a form approved by the Board or the Committee, or (iii) if the Participant has at least one year of Credited Service (as defined below), the Participant's death or Participant's suffering a Permanent Physical or Mental Disability (as defined below).

B.      The Participant shall become vested in the Stock
Units and the Stock Unit Account as of the date of a Change in Control (as defined below), if the Change in Control occurs prior to the end of the Vesting Period, and the Participant's Date of Termination does not occur before the Change in Control date.

The Stock Units and the Stock Unit Account may not be sold, assigned, transferred, pledged or otherwise encumbered.
Except as otherwise provided in this paragraph 4, if the Participant's Date of Termination occurs prior to the end of the Vesting Period, the Participant shall forfeit the Stock Units and the Stock Unit Account as of the Participant's Date of Termination.

5. Settlement in Shares of Common Stock. Provided that the Participant's interest in the Stock Units and the Stock Unit Account has vested as provided in Section 4 above, the Participant's Stock Unit Account, or a portion thereof, shall be converted into actual shares of Common
Stock on the earlier to occur of (i) the Participant's Date of Termination and (ii) any date prior to the last day of any fiscal year that the Company reasonably determines that it will not be denied a deduction under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), as amended, for the compensation deemed to be paid to the Participant under the Code by virtue of the delivery of such actual shares to the Participant. If the Company would be denied a full deduction under Section 162(m) of the Code for the delivery of actual shares to the Participant representing the value of the Participant's full Stock Unit Account, the Company shall deliver such number of actual shares as is equal in value to the deduction it can receive and the Stock Unit Account shall continue to reflect the balance thereof not so converted and delivered. Such shares of Common Stock shall be registered in the name of the Participant as of the date of conversion and the actual stock certificate representing such actual shares shall be delivered to the Participant within a reasonable time thereafter. To the extent that there are fictional fractional shares of Common Stock in a Stock Unit Account upon settlement, such fictional fractions shares shall be rounded to the nearest whole share.

6.      Income Taxes.  The Participant shall pay to the
Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the shares of Common Stock received by the Participant upon the conversion of the Participant's Stock Unit Account, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the such shares of Common Stock. Such payment shall be made in the form of cash, the delivery of shares of Common
Stock already owned or by withholding such number of actual shares otherwise deliverable pursuant to this Agreement as is equal to the withholding tax due, or in a combination of such methods.


7.      Non-Competition/Non-Solicitation.

      (a)  In consideration for the award of the Stock
Units to the Participant pursuant to this Agreement, the Participant agrees that while employed by the Company and for a period of one (1) year after termination or cessation of such employment for any reason, the Participant will not directly or indirectly:

         (1) Engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly held company) that is competitive with the Company's business; including but not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any toy or game.

         (2) Either alone or in association with others solicit, or permit any person or organizations directly or indirectly to solicit, any individual who at the time of the solicitation is, or who within the six (6) month period prior to such solicitation was, an employee of the Company to leave the employ of the Company or terminate his/her relationship with the Company.

      (b) The geographic scope of this Section 7 shall extend to anywhere the Company or any of its subsidiaries or affiliates is doing business at the time of Participant's termination or cessation of employment with the Company.

      (c)  The Participant acknowledges that the
restrictions set forth in this Section 7 are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. The Participant agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and that any breach of this Section 7 would entail the inevitable use and or disclosure of proprietary information. Therefore, the Participant agrees that in the event of any breach of Section 7(a)(1), the Participant shall forfeit all rights and interest the Participant had in the Stock Units or, if the Stock Units have been converted to shares of Common Stock of the Company pursuant to Paragraph 5 above, Participant shall immediately return to the Company all such shares of Common
Stock.  In the event that any of such shares of Common
Stock have been sold or transferred by the Participant, Participant shall pay to the Company as liquidated damages all Net Proceeds (as defined below) Participant realized on the sale or transfer of any such shares in lieu of returning such shares. With respect to a sale of shares, "Net Proceeds" shall be calculated by multiplying the number of shares of Common Stock sold times the sales price, without regard to any subsequent market price increase or decrease, less commission, if any. With respect to a transfer of shares, "Net Proceeds" shall be calculated by multiplying the number of shares of Restricted Stock transferred times the closing price of the shares on the day of the transfer. The Company and Participant agree that either the return to the Company of the shares of Common Stock or the Net Proceeds from any sale or transfer made by Participant shall be the Company's sole and exclusive remedy for any breach by the Participant of Section 7(a)(1). The Participant further agrees that in the event of any breach of Section 7(a)(2), Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief without posting a bond.

8. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

A. Change in Control. The term "Change in Control" shall have the meaning ascribed to it in the Plan.

B. Credited Service. The term "Credited Service" shall mean the period of the employee's employment considered in determining whether the employee is eligible to receive benefits under the Company's Pension Plan (or any successor plan) upon termination of employment.

C.      Date of Termination.  The Participant's "Date of
Termination" shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any entity directly or indirectly controlled by the Company (a "Subsidiary"), regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's
Date of Termination caused by the Participant being discharged by the employer.

D.      Early Retirement Date.  The term "Early Retirement
Date" shall mean the day on which a Participant who has attained age fifty-five (55), but has not reached age sixty-five (65), with ten (10) or more years of Credited
Service, retires. A Participant is eligible for early retirement on the first day of the calendar month coincident with or immediately following the attainment of age fifty-five (55) and the completion of ten (10) years of Credited Service, and "early retirement" shall mean retirement by an eligible Participant at the Early
Retirement Date.

E.      Normal Retirement Date.  The term "Normal
Retirement Date" shall mean the day on which a Participant who has attained age sixty-five (65), with five (5) years of Credited Service, retires. A Participant is eligible for normal retirement on the first day of the calendar month coincident with or immediately following the Participant's attainment of age sixty-five (65) and completion of five (5) years of Credited Service, and "normal retirement" shall mean the retirement by an eligible Participant at the Normal Retirement Date.

F.      Permanent Physical or Mental Disability.  The term
"Permanent Physical or Mental Disability" shall mean the Participant's inability to perform his or her job or any position which the Participant can perform with his or her background and training by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.

G. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business and the Participant and the successors and permitted assigns of the Participant, including but not limited to, the estate of the Participant and the executor, administrator or trustee of such estate, the guardian or legal representative of the Participant.

10. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

11.      Plan Governs.  Notwithstanding anything in this
Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan.

12. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

13. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect of the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereof.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceabilty of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law and any court determining the unenforceability of any provisions shall have the power to reduce the scope or duration of such provision to render such provision enforceable.


   IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant
Date.

Participant


------------------------
Signature

------------------------
Print Name

HASBRO, INC.


By: ----------------------